UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2009

Clear Skies Solar, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53105	30-0401535
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Old Country Road, Suite 610 Mineola, NY	11501-4241
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 282-7652

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On November 2, 2009, Clear Skies Solar, Inc. (the “Company”) assigned certain patents and patent applications to Carbon 612 Corporation, its wholly-owned subsidiary (“Carbon 612”), that relate to its XTRAX® wireless data monitoring system for renewable energy systems (the “XTRAX Technology”).

On November 13, 2009, the Company entered into an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Transfer Agreement”) with Carbon 612, pursuant to which (i) the Company assigned to Carbon 612 all of the assets relating to the XTRAX Technology and (ii) Carbon 612 assumed certain liabilities relating to such assets.

On November 13, 2009, Carbon 612 entered into a Securities Purchase Agreement with a group of investors (the “Purchase Agreement”) that provided for, among other things, the sale by Carbon 612 to the investors of (i) an aggregate of 15 million shares of its common stock (the “Shares”) and (ii) warrants to purchase up to an aggregate of an additional 15 million shares of its common stock (the “Warrants”).  Carbon 612 received gross proceeds in the aggregate amount of $150,000 from the sale of the Shares and the Warrants.  Immediately after the closing, the Company owned approximately 66% of Carbon 612’s outstanding shares of common stock.

The Warrants are exercisable for a period of five (5) years at an exercise price of $.10 per share, as may be adjusted, and may be exercised on a cashless basis.  The Warrants also contain anti-dilution provisions, including but not limited to if Carbon 612 issues shares of its common stock at less than the then existing exercise price, the exercise price of the Warrants will automatically be reduced to such lower price and the number of shares to be issued upon exercise will be proportionately increased.  The Warrants contain limitations on exercise, including the limitation that the holders may not convert their Warrants to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.99% of Carbon 612’s outstanding shares of common stock (subject to an increase upon at least 61-days’ notice by the holder to Carbon 612, of up to 9.99%).

Pursuant to the terms of the Purchase Agreement, Carbon 612 agreed to use its best efforts to file a registration statement on Form 10 no later than 75 days from the closing of the offering and to have such registration statement declared effective no later than 180 days from the closing of the offering.  If Carbon 612 does not timely file the registration statement or cause it to be declared effective by the required dates, then the investors shall have the right to purchase an aggregate of 3 million additional shares of Carbon 612’s common stock for $0.01 per share for each 30 days that Carbon 612 does not timely file the registration statement or cause it to be declared effective; provided that (i) no additional shares need to be issued (even though owed) until 180 days after the closing of the offering and (ii) if the registration statement is declared effective within 180 days of the closing of the offering then no additional shares shall be owed to the investors, even if the registration statement was not timely filed.

The foregoing is not a complete summary of the terms of the transactions described in this Item 1.01 and reference is made to the complete text of the Transfer Agreement, Purchase Agreement and Form of Warrant attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be disclosed under this Item 2.03 is disclosed under Item 1.01 and is incorporated by reference into this Item.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
10.1	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated as of November 13, 2009, by and between Clear Skies Solar, Inc. and Carbon 612 Corporation

10.2	Securities Purchase Agreement, dated as of November 13, 2009, by and among Carbon 612 Corporation and the subscribers listed therein

10.3	Form of Warrant to Purchase Common Stock

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    November 19, 2009

CLEAR SKIES SOLAR, INC.

By:	/s/ Ezra Green
Ezra Green
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated as of November 13, 2009, by and between Clear Skies Solar, Inc. and Carbon 612 Corporation

10.2	Securities Purchase Agreement, dated as of November 13, 2009, by and among Carbon 612 Corporation and the subscribers listed therein

10.3	Form of Warrant to Purchase Common Stock

99.1	Press Release

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